Exhibit 99.1

Fluor Corporation	Keith Stephens / Brian Mershon
6700 Las Colinas Blvd	Media Relations
Irving, Texas 75039	469.398.7624 / 469.398.7621 tel

469.398.7000 main tel	Ken Lockwood / Jason Landkamer
Investor Relations
469.398.7220 / 469.398.7222 tel

News Release

FLUOR JOINT VENTURE RECEIVES ADVERSE LEGAL RULING AFFECTING SR-125 CLAIM
COLLECTABILITY RESULTING IN THIRD QUARTER CHARGE

Irving, TX – October 29, 2010 – Fluor Corporation (NYSE: FLR) announced that late yesterday the company received notice of a ruling on the priority of claims made by its 50/50 joint venture relating to the SR-125 road project in California against the bankrupt client entity.  The judge ruled against the joint venture’s position, finding that its mechanic’s lien did not have priority over the senior lenders.  While there has been no adjudication of the merits of the joint venture’s actual claim, this court decision impairs the joint venture’s ability to collect any potential award.  As a result, Fluor will take a charge in the third quarter for its previously recognized claim revenue and all amounts due the company.  The charge will total approximately $95 million, or $0.32 per diluted share, and will result in a reduction of full year earnings guidance for 2010 to a range of $1.90 to $2.20 per diluted share.

The company will provide further discussion regarding this development on its third quarter conference call on November 4, 2010.

About Fluor Corporation

Fluor Corporation (NYSE: FLR) designs, builds and maintains many of the world’s most challenging and complex projects.  Through its global network of offices on six continents, the company provides comprehensive capabilities and world-class expertise in the fields of engineering, procurement, construction, commissioning, operations, maintenance and project management.  Headquartered in Irving, Texas, Fluor is a FORTUNE 200 company and had revenues of $22 billion in 2009.  For more information visit www.fluor.com.

Forward-Looking Statements: This release may contain forward-looking statements (including without limitation statements to the effect that the Company or its management “believes,” “expects,” “anticipates,” “plans” or other similar expressions).  These forward-looking statements, including statements relating to future backlog, revenue and earnings, expected performance of the Company’s business and the outlook of the markets which the Company serves are based on current management expectations and involve risks and uncertainties.  Actual results may differ materially as a result of a number of factors, including, among other things,  failure to achieve projected backlog, revenue and/or earnings levels; intense competition in the global engineering, procurement and construction industry, which can place downward pressure on the Company’s contract prices and profit margins; the Company’s failure to receive anticipated new contract awards and the related impacts on staffing levels and cost; difficulties or delays incurred in the execution of contracts, resulting in cost overruns or liabilities, including those caused by the performance of the Company’s clients, subcontractors, suppliers and joint venture or teaming partners; failure to meet timely completion or performance standards that could result in higher costs, reduced profits or, in some cases, losses on projects; decreased capital investment or expenditures, or a failure to make anticipated increased capital investment or expenditures, by the Company’s clients; the cyclical nature of many of the markets the Company serves, including the Company’s commodity-based business lines, and the Company’s vulnerability to downturns; the financial viability of the Company’s clients, subcontractors, suppliers and joint venture or teaming partners; client cancellations of, or scope adjustments to, existing contracts, including the Company’s government contracts that may be terminated at any time, and the related impacts on staffing levels and cost; failure to obtain favorable results in existing or future litigation or dispute resolution proceedings; delays or defaults in client payments; the availability of credit and restrictions imposed by credit facilities, both for the Company and our clients; the potential impact of certain tax matters including, but not limited to, those from foreign operations and ongoing audits by tax authorities; failure to maintain safe worksites; foreign economic and political uncertainties; the Company’s ability to hire and retain qualified personnel; and the timely and successful implementation of strategic initiatives.  Caution must be exercised in relying on these and other forward-looking statements.  Due to known and unknown risks, the Company’s results may differ materially from its expectations and projections.

Additional information concerning these and other factors can be found in press releases as well as the Company’s public periodic filings with the Securities and Exchange Commission, including the discussion under the heading “Item 1A. Risk Factors” in the Company’s Form 10-K filed on February 25, 2010. Such filings are available either publicly or upon request from Fluor’s Investor Relations Department: (469) 398-7220. The Company disclaims any intent or obligation other than as required by law to update its forward-looking statements in light of new information or future events.